Exhibit 5.1

January 11, 2019

ReTo Eco-Solutions, Inc.

c/o Beijing REIT Technology Development Co., Ltd.

Building B, 24th Floor, 60 Anli

Road, Chaoyang District, Beijing

People’s Republic of China 100101

Re: ReTo Eco-Solutions, Inc., Registration Statement Form S-8

Ladies and Gentlemen:

We have acted as British Virgin Islands counsel for ReTo Eco-Solutions, Inc., a British Virgin Islands corporation (the “Company”) in connection with the Company’s common shares, par value $0.001 per share (the “Common Shares”) issuable pursuant to the Company’s 2018 Share Incentive Plan (the “Plan”). We have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to effect the registration of 2,000,000 shares of Common Shares (the “Shares”) under the Plan.

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the memorandum and articles of association of the Company, and such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

The following opinion is given as to matters of British Virgin Islands law.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Haneberg Hurlbert PLC

Haneberg Hulbert PLC